EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement"), made this 6th day of ~~October,~~ November 2007, between Susan C. Hogan ("Executive") and CampusU, Inc. (the "Company"), a Delaware corporation.

1. Term of Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company and/or any of its affiliate or subsidiary corporations, upon the terms set forth in this Agreement, for the period commencing on the Effective Date of the Company's Initial Public Offering (the "IPO") (the "Commencement Date") and ending on December 31, 2008, unless sooner terminated in accordance with the provisions of Section 5 or extended as hereinafter provided (such period, as it may be extended or terminated, is the "Agreement Term"). Beginning on January 1, 2009, and on each January 1 thereafter, the Agreement Term shall extend for an additional one year period unless at least 30 days prior to the applicable January 1 date, either Executive or the Company provides written notice to the other party electing not to extend the Agreement Term. In the event the Effective Date of the IPO occurs after December 31, 2007, this Agreement shall be void and of no effect.

2. Title; Capacity. The Company will employ Executive, and Executive agrees to work for the Company, as the Vice President, Sales and Product Marketing of the Company and/or any of its affiliate or subsidiary corporations to perform the duties and responsibilities inherent in such position and such other duties and responsibilities as the Company shall from time to time assign to Executive. Executive shall report to the Chief Executive Officer ("CEO") or another company executive designated by the CEO or Board of Directors, and shall be subject to the supervision of, and shall have such authority as is delegated by the CEO or such officer, which authority shall be sufficient to perform Executive's duties hereunder. Executive shall devote Executive's full business time and reasonable best efforts in the performance of the foregoing services, provided that Executive may accept other board memberships or other charitable organizations that are not in conflict with Executive's primary responsibilities and obligations to the Company.

3. Compensation and Benefits.

3.1 Salary. The Company shall pay Executive a base salary of $135,000 per year, payable in accordance with the Company's customary payroll practices (the "Base Salary"). The Base Salary shall be increased to $155,000 effective January 1, 2008 and shall thereafter shall be subject to annual review and adjustment as determined by the Company in its discretion as of January 1 of each year during the Agreement Term.

3.2 Annual Incentive. Executive will be eligible to receive an annual cash bonus, in the sole discretion of the Board, in an amount up to 30% of Executive's Base Salary based on such factors as the CEO and Executive shall agree upon on an annual basis in writing. The bonus factors shall include considerations for Executive's contributions to the

company's revenue growth, profit growth and any other targets as mutually agreed between Executive and the Company. The bonus, if payable, shall be paid on or before March 1 of each year.

3.3 Retention Bonus. In consideration for Executive's continued employment with the Company, Executive shall receive the following bonus payments during her employment with the Company: (a) $12,500 on or before December 31, 2007; and $12,500 on or before June 30, 2008.

3.4 Long-Term Incentives. On the Commencement Date, the Company shall award Executive equity in the form of options, stock appreciation rights, or restricted stock at the Company's discretion. Any equity granted shall be governed in all respects by the Company's stock and equity plans in effect on the Commencement Date.

3.5 Fringe Benefits. Executive shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its executive employees, if any, to the extent that Executive's position, tenure, salary, age, health and other qualifications make Executive eligible to participate, including, but not limited to, health care plans, life insurance plans, disability insurance, retirement plans, and all other benefit plans from time to time in effect. Executive shall also be entitled to take the greater of (a) four (4) weeks of fully paid vacation in accordance with Company policy; or (b) paid vacation for which Executive is qualified under the Company's paid time off program.

3.6 Reimbursement of Certain Expenses. Executive shall be reimbursed for such reasonable business expenses as Executive documents in writing to the Company on a regular basis and in accordance with Company policy.

3.7 Acceleration of Options in Event of Change in Control. In the event of a Change in Control, as defined herein, all Options then held by Executive shall accelerate and vest and become immediately exercisable as of the Change in Control; likewise, all restrictions on any restricted stock held by Executive, if any, shall lapse as of the Change in Control.

3.8 Definition of Change in Control. "Change in Control" means the occurrence of any of the following events:

(a) a merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or

(b) any "Person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "Beneficial Owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities (excluding for this purpose the Company or its Affiliates or any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or

(c) a change in the composition of the Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date first written above, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

Notwithstanding the foregoing, a Change in Control shall not include (1) any consolidation or merger effected exclusively to change the domicile of the Company or (2) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof.

3.9 Section 409A of the Code. To the extent applicable to any payments herein, in all respects, the definition of "Change in Control" contained herein shall be interpreted and administered so as to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the provisions of United States Treasury ("Treasury") Notice 2005-1, and any successor statute, regulation and guidance thereto. If the definition of Change in Control is inconsistent with any of the foregoing, the definition of Change in Control in Treasury Notice 2005-1 and any successor Change in Control definition thereto shall be incorporated into this Agreement by reference. In the event the Treasury issues additional guidance which requires modification(s) to the definition of Change in Control to comply with the requirements of Section 409A of the Code and the Treasury guidance issued pursuant to the same or Section 409A of the Code is modified, the Executive and Company shall amend this Agreement by way of mutual agreement to comply with the same.

4. Termination of Employment Period. The Employment Period shall terminate upon the occurrence of any of the following:

4.1 Termination of the Agreement Term. At the expiration of the Agreement Term, but only if appropriate notice is given in accordance with Section 1.

4.2 Termination for Cause. At the election of the Company, for cause upon written notice by the Company to Executive. For the purposes of this Section, "Cause" for termination shall be deemed to exist upon the occurrence of any of the following:

(a) a good faith finding by the Company that Executive has engaged in dishonesty, gross negligence or gross misconduct that is materially injurious to the Company which, if curable, has not been cured by Executive within 30 days after he shall have received written notice from the Company stating with reasonable specificity the nature of such conduct;

(b) Executive's conviction or entry of nolo contendere to any felony or crime involving moral turpitude, fraud or embezzlement of Company property; or

(c) Executive's material breach of his duties under this Agreement or the Employee Confidentiality, Invention Assignment and Non-Compete Agreement, which, if curable, has not been cured by Executive within 30 days after she shall have received written notice from the Company stating with reasonable specificity the nature of such breach.

4.3 Voluntary Termination by the Company or for Good Reason. At the election of the Company, without Cause, at any time upon 30 days prior written notice by the Company to Executive or by Executive for Good Reason (as defined below).

4.4 Death or Disability. Thirty days after the death or determination of disability of Executive. As used in this Agreement, the determination of "disability" shall occur when Executive, due to a physical or mental disability, for a period of 90 consecutive days, or 180 days in the aggregate whether or not consecutive, during any 360-day period, is unable to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both Executive and the Company, provided that if Executive and the Company do not agree on a physician, Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

4.5 Voluntary Termination by Executive. At the election of Executive upon not less than 30 days prior written notice by him to the Company.

5. Effect of Termination.

5.1 Termination for Cause, at the Election of Executive, at Death, or Upon Expiration of the Agreement Term. In the event that Executive's employment is terminated for Cause, upon Executive's death, at the election of Executive, or upon the expiration of the Agreement, the Company shall have no further obligations under this Agreement other than to pay to Executive the compensation and benefits (including, without limitation, salary, accrued vacation and pro rata portion of any bonus) through the last day of Executive's actual employment by the Company.

5.2 Voluntary Termination by the Company or for Good Reason. In the event that Executive's employment is terminated without Cause, or due to Executive's disability, or Executive's resignation for Good Reason, beginning immediately after the date of such termination, the Company shall continue to pay to Executive the greater of (a) the annual Base Salary then in effect for six (6) months on a regular payroll basis, or (b) the annual Base Salary then in effect on a regular payroll basis for the remainder of the Agreement Term. In addition to

the foregoing amounts, the Company shall pay Executive in a single lump sum, immediately upon the effective date of the release described herein, payment for accrued but untaken vacation days, and a pro rata portion of the bonus, if any, for the year in which termination occurs. In addition, the Company shall continue its contributions toward Executive's health care, dental, disability and life insurance benefits on the same basis as immediately prior to the date of termination, except as provided below, for the greater of (a) six months from the last day of Executive's employment; or (b) the remainder of the Agreement Term. Notwithstanding the foregoing, the Company shall not be required to provide any health care, dental, disability or life insurance benefit otherwise receivable by Executive if Executive is actually covered or becomes covered by an equivalent benefit (at the same cost to Executive, if any) from another source. Any such benefit made available to Executive shall be reported to the Company. No benefits shall be payable under this provision until after the effective date of a release that Executive executes in favor of the Company substantially in the form annexed hereto as Exhibit A.

5.3 Notwithstanding any other provision with respect to the timing of payments under Section 5.2, if, at the time of the Executive's termination, the Executive is deemed to be a "specified employee" (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, and any successor statute, regulation and guidance thereto) of the Company, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which the Executive may become entitled under Section 5.2 which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the date of termination, at which time the Executive shall be paid an aggregate amount equal to six months of payments otherwise due to the Executive under the terms of Section 5.2, as applicable. After the first business day of the seventh month following the date of termination and continuing each month thereafter, the Executive shall be paid the regular payments otherwise due to the Executive in accordance with the terms of Section 5.2, as thereafter applicable.

5.4 Upon Executive's termination without Cause or due to a disability or death, or as a result of Executive's resignation for Good Reason, all Options then held by Executive shall be accelerated and become fully vested and exercisable as of the date of Executive's termination; likewise, to the extent restricted stock is granted to the Executive, all restrictions shall lapse upon the date of Executive's termination for such events.

5.5 As used in this Agreement, "Good Reason" means, without Executive's written consent, (a) the assignment to Executive of duties inconsistent in any material respect with duties of an executive of the Company or any of its subsidiaries; (b) a change by the Company in Executive's duties which requires Executive to reside full-time outside of the Chicago, Illinois area; or (c) a reduction in the Base Salary. Notwithstanding the occurrence of any of events enumerated in this paragraph, an event shall not be deemed to constitute Good Reason if, within 30 days after the giving by Executive of notice of the occurrence or existence of an event that Executive believes constitutes Good Reason, the Company has fully corrected such event.

5.6 Limitation on Benefits.

(a) It is the intention of Executive and the Company that no payments made or benefits provided by the Company to or for the benefit of Executive under this Agreement or any other agreement or plan pursuant to which Executive is entitled to receive payments or benefits shall be non-deductible to the Company by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended (the "Excise Tax"), relating to golden parachute payments.

(b) The Company agrees that in the event any payments to Executive pursuant to this Agreement would result in a payment to Executive that would trigger any Excise Tax under Section 280G, if appropriate and permissible, the Company shall first submit to its stockholders for approval the transaction that may result in the imposition of the Excise Tax upon Executive in accordance with the regulations of the Internal Revenue Code governing shareholder approval of transactions giving rise to Excise Tax liability.

(c) If the procedure set forth in 5.6(b) is not available, if any payment, award, benefit or distribution by the Company to or for the benefit of Executive would be subject to the Excise Tax or any corresponding provisions of state or local tax laws as a result of payment to Executive, or any interest or penalties are incurred by Executive with respect to such Excise Tax, then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payments.

6. Entire Agreement. This Agreement, together with the Employee Confidentiality, Invention Assignment and Non-Compete Agreement executed simultaneously herewith, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement.

7. Jury Waiver. Executive and the Company agree to waive trial by jury with respect to any claims arising out of or relating to this Agreement or Executive's employment by the Company.

8. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

9. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws thereunder.

10. Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party's last known address or facsimile number or at

such other address or facsimile number as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective 3 business days after mailing in accordance with this Section.

11. Successors and Assigns.

11.1 Assumption by Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise and whether or not after a Change in Control) to all or substantially all of the business or assets of the Company to assume in writing prior to such succession and to agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Successions by virtue of the sale of stock shall be governed by operation of law.

11.2 Successor Benefits. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him.

12. Miscellaneous.

12.1 No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12.2 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

12.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

Susan C Hogan
SUSAN C. HOGAN

CAMPUSU, INC.

By: Robert S. Frank

Its: Pres & COO

Exhibit A

1. **Your Release of Claims.** You hereby agree and acknowledge that by signing this Agreement, and for other good and valuable consideration, you are waiving your right to assert any and all forms of legal claims against the Company[1/] of any kind whatsoever, whether known or unknown, arising from the beginning of time through the date you execute this Agreement (the "Execution Date"). Except as set forth below, your waiver and release herein is intended to bar any form of legal claim, complaint or any other form of action (jointly referred to as "Claims") against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Execution Date.

Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your prior employment relationship with the Company or the termination thereof, including, without limitation:

** Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar Federal and state statute.

** Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Execution Date) relating to wages, hours or any other terms and conditions of employment.

** Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

** Any other Claim arising under state or federal law.

1/ For purposes of this Agreement, the Company includes the Company and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company), subsidiaries and all other related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns.

You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the economic benefits being provided to you under the terms of this Agreement. This waiver and release does not release the Company from any obligations under the Employment Agreement or the separate Indemnification Agreement between you and the Company.

It is the Company's desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Also, because you are over the age of 40, the Age Discrimination in Employment Act ("ADEA"), which prohibits discrimination on the basis of age, allows you at least twenty-one (21) days to consider the terms of this Agreement. ADEA also allows you to rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand or send by mail (certified, return receipt and postmarked within such 7 day period) a notice of rescission to me at the Company. The eighth day following your signing of this Agreement is the Effective Date.

Also, consistent with the provisions of the Federal Discrimination Laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under the discrimination laws (the "Federal Discrimination Laws") or from filing a charge or complaint of employment-related discrimination with the Equal Employment Opportunity Commission ("EEOC"), or from participating in any investigation or proceeding conducted by the EEOC. Further, nothing in this release or Agreement shall be deemed to limit the Company's right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Federal Discrimination Laws.

2. **Confidentiality and Other Agreements.**

You expressly acknowledge and agree to the following:

(a) that you promptly will return to the Company upon the separation date all Company documents (and any copies thereof) and property. Further, you agree that you will abide by any agreements regarding confidentiality or other post-employment obligations.

(b) that you will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including its officers, directors, employees and consultants) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Company (including its officers, directors, employees and consultants); likewise, the senior management of the Company shall not make any such disparaging remarks about you.

By: Susan C Hogan
Employee

Date signed: 11-1-07

MANAGEMENT LEVEL
WITH EMPLOYMENT AGREEMENT

EMPLOYEE CONFIDENTIALITY, INVENTION ASSIGNMENT AND NON-COMPETE AGREEMENT

As a condition of my employment by CampusU, Inc., a Delaware corporation, or any of its affiliated or subsidiary corporations (collectively, the "Company"), and my receipt of the benefits set forth in the Employment Agreement between me and the Company, which is executed simultaneously herewith, I hereby agree as follows:

1. Nondisclosure of Confidential Information. I will not, without the prior written consent of (i) an executive officer of the Company, in the event that I am not an executive officer of the Company, or (ii) the Board of Directors of the Company, in the event that I am an executive officer of the Company, divulge to unauthorized persons, or use for any unauthorized purpose, either during or after the term of my employment, any "Confidential Information" (as defined below) of the Company or any of its suppliers or customers.

"Confidential Information" shall mean (i) any trade secrets and proprietary information of the Company; (ii) information marked or designated by the Company as confidential; (iii) information, whether or not in written form and whether or not designated as confidential, which is known to me as being treated by the Company as confidential which shall include all information and material relating to the business of the Company, or any affiliate thereof, including information as to plans, policies, developments, products, services, methods of doing business, procedures, suppliers and customers, that is competitively sensitive and is not generally available to the public; and (iv) information provided to the Company by third parties which the Company is obligated to keep confidential. The term "Confidential Information" shall also include, but is not limited to, all inventions, improvements, discoveries, devices, compositions, formulae, ideas, designs, drawings, specifications, techniques, data, computer programs, processes, know-how, customer lists, marketing, product development and other business plans, legal affairs and financial and technical information. Notwithstanding the foregoing, Confidential Information shall not include any information which is or hereafter becomes known to the public through no fault of my own, from and after the date of such public disclosure.

2. Property of the Company. All notes, memoranda, reports, drawings, blueprints, manuals, materials, data, other papers and records, computers and other equipment, of every kind which shall come into my possession at any time after the commencement of my employment with the Company relating to the Company's business shall be the sole and exclusive property of the Company. This property shall be surrendered to the Company upon termination of my employment with the Company, or upon request by the Company, at any other time either during or after the termination of such employment. I further agree that in the event of termination of my employment with the Company I will execute a Termination Certificate, substantially in the form attached hereto as Exhibit 1.

3. Inventions.

3.1. Disclosure. I shall disclose promptly to an officer or to attorneys of the Company in writing any idea, invention, work of authorship, whether patentable or unpatentable, copyrightable or uncopyrightable, including, but not limited to, any computer program, software, command structure, code, documentation, compound, genetic or biological material, formula, manual, device, improvement, method, process, discovery, concept, algorithm, development, secret process, machine or contribution (any of the foregoing items hereinafter referred to as an "Invention") I may conceive, make, develop or work on, in whole or in part, solely or jointly with others. The disclosure required by this Section applies (a) during the period of my employment with the Company and for one year thereafter; (b) with respect to all Inventions whether or not they are conceived, made, developed or worked on by me during my regular hours of employment with the Company; (c) whether or not the Invention was made at the suggestion of the Company; (d) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form; and (e) whether or not the Invention is related to the general line of business engaged in by the Company. The Company agrees that it will take reasonable precautions to keep Inventions disclosed to it pursuant to this Section 3.1 in strictest confidence and shall not use any Inventions for its own advantage unless those Inventions are assigned to the Company pursuant to Section 3.2 or otherwise.

3.2. Assignment of Inventions to Company; Exemption of Certain Inventions. I hereby assign to the Company without royalty or any other further consideration my entire right, title and interest in and to all Inventions which I conceive, make, develop or work on during the period of my employment with the Company and for one year thereafter, except those Inventions that I develop entirely on my own time after the date of this Agreement without using the Company's equipment, supplies, facilities or trade secret information unless those Inventions either (a) relate at the time of conception or reduction to practice of the Invention to the Company's business, or actual or demonstrably anticipated research or development of the Company; or (b) result from any work performed by me for the Company.

3.3. Records. I will make and maintain adequate and current written records of all Inventions covered by Section 3.1. These records shall be and remain the property of the Company.

3.4. Patents. Subject to Section 3.2, I will assist the Company in obtaining, maintaining and enforcing patents and other proprietary rights in connection with any Invention covered by Section 3.1. I further agree that my obligations under this Section 3.4 shall continue beyond the termination of my employment with the Company, but if I am called upon to render such assistance after the termination of such employment, I shall be entitled to a fair and reasonable rate of compensation for such assistance. I shall, in addition, be entitled to reimbursement of any expenses incurred at the request of the Company relating to such assistance.

3.5. Prior Contracts and Inventions; Information Belonging to Third Parties. I represent that, except as set forth on Exhibit 2 hereto, there are no contracts to assign Inventions between any other person or entity and me. I further represent that (a) I am not obligated under any consulting, employment or other agreement which would affect the Company's rights or my duties

under this Agreement, (b) there is no action, investigation, or proceeding pending or threatened, or any basis therefor known to me involving my prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (c) the performance of my duties as an employee of the Company will not breach, or constitute a default under any agreement to which I am bound, including, without limitation, any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company. I will not, in connection with my employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which I am not lawfully entitled. As a matter of record, I attach as Exhibit 3 of this Agreement a brief description of all Inventions made or conceived by me prior to my employment with the Company which I desire to be excluded from this Agreement.

4. Noncompetition and Nonsolicitation.

4.1. Certain Acknowledgements and Agreements.

4.1.1. I recognize and acknowledge that the Company is in the highly competitive business of marketing and merchandising a variety of products and services to students, faculty, parents and educational institutions, including K-12 and higher education institutions, and their employees, and that the Company conducts its business nationwide via the Internet, direct mail, advertisements, sales representatives, affiliations, and partnerships (the "Business'). The execution of this Agreement is necessary both to preserve the goodwill of the Company and provides the Company with critical protection for its Confidential Information, to which I was and will be exposed during my employment.

4.1.2. "Competitive Business" shall mean a company that engages in the Business by performing any of the services or marketing or selling any of the products provided or offered by the Company, or performing any similar activities or services conducted by the Company during the period of your employment.

4.2. Noncompetition. During my employment by the Company, and for the greater of (a) one year following the termination of my employment for any reason, whether voluntary or involuntary, or (b) the month following the last payment of any benefits pursuant to the Employment Agreement subsequent to my voluntary or involuntary termination which is executed simultaneously herewith, I will not without the prior written approval of (i) an executive officer of the Company, in the event that I am not an executive officer of the Company, or (ii) the Board of Directors of the Company, in the event that I am an executive officer of the Company, directly or indirectly (a) engage in any capacity in a Competitive Business; or (b) become employed by or directly or indirectly participate in or assist any individual or entity that is a Competitive Business.

4.3. Nonsolicitation. During my employment by the Company and for the greater of (a) one year following the termination of my employment for any reason, whether voluntary or involuntary, or (b) the month following the last payment of any benefits pursuant to the Employment Agreement subsequent to my voluntary or involuntary termination which is executed simultaneously herewith, I will not directly or indirectly (a) solicit or encourage, or cause others to solicit or encourage, any employees of the Company to terminate their employment with the

Company; or (b) directly or indirectly hire, or be affiliated with any entity that hires, an individual who is employed by the Company (i) at the time of my termination or six months prior to my termination or (ii) at any time during which I receive benefits under the Employment Agreement executed simultaneously herewith; or (c) solicit or encourage, or cause others to solicit or encourage, any customer, vendor or supplier to cease doing business with the Company.

5. Reasonableness of Restrictions. I recognize and acknowledge that (a) the types of employment which are prohibited by this Section are narrow and reasonable in relation to the skills which represent a principal salable asset both to the Company and to other prospective employers, and (b) the broad geographical scope of the provisions of this Section are reasonable, legitimate and fair in light of the Company's need to market its services and sell its products nationwide in order to have a sufficient customer base to make the Company's business profitable, the national scope of the Company's current business, and in light of the limited restrictions on the type of employment prohibited herein compared to the types of employment for which I am qualified to earn my livelihood.

6. Miscellaneous.

6.1. Governing Law. This Agreement shall be construed under and governed by the laws of the State of Delaware without regard to principles of conflicts of laws thereunder.

6.2. Enforcement. If any portion of this Agreement shall be determined to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent possible. I expressly agree that a Court may strike out or modify any terms that a Court deems to be invalid or unenforceable and that this Agreement may be modified by the Court to make it fully enforceable.

6.3. Injunctive Relief; Consent to Jurisdiction. I acknowledge that the Company will suffer substantial damages not readily ascertainable or compensable in terms of money in the event of the breach of any of my obligations under this Agreement. I therefore agree that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement.

6.4. Waiver. The waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof.

6.5. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the successors, executors, administrators, heirs, representatives and assigns of the parties.

6.6. Headings. The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

6.7. Modifications and Effect on Prior Agreements. All modifications to this Agreement must be in writing and signed by the party against whom enforcement of such modification is sought. This Agreement shall fully supersede all previous agreements relating to the

subject matter hereof, and this Agreement supplements, but does not supersede, my rights and obligations set forth in the Employment Agreement with the Company dated as of even date herewith.

6.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

6.9. Jury Waiver. The Company and I hereby waive trial by jury relating to any claims arising out of or relating to this Agreement.

IN WITNESS WHEREOF, I have executed this document as of the 6th day of Nov, 2007.

CAMPUSU, INC.

By: Robert S. Frank

Its: Pres & CEO

Susan C Hogan

Employee Printed Name

Susan C Hogan

Employee Signature

11-1-07

Date signed

EXHIBIT 1

Termination Certificate

I, the undersigned, hereby certify that I do not have in my possession, nor have I failed to return, any documents or materials relating to the business of CampusU, Inc. (the "Company"), or copies thereof, including, without limitation, any item of Confidential Information listed in the Employee Confidentiality, Invention Assignment and Non-Compete Agreement (the "Agreement") to which I am a party.

I further certify that I have complied with all of the terms of the Agreement signed by me, including the reporting of any Inventions (as defined in the Agreement) covered by the Agreement.

I further agree that in compliance with the Agreement, I will preserve as confidential any information relating to the Company or any of it business partners, clients, consultants or licensees which has been disclosed to me in confidence during the course of my employment by the Company unless authorized in writing to do so (i) by an executive officer of the Company, in the event that I am not an executive officer of the Company, or (ii) by the Board of Directors of the Company, in the event that I am an executive officer of the Company.

I hereby confirm that I will abide by all obligations under the Agreement.

Date: 11-1-07

Susan C Hogan
(Employee's Signature)

SUSAN C HOGAN
(Printed or Typed Name of Employee)

EXHIBIT 2

(List here prior contracts to assign Inventions that are now in existence between any other person or entity and you.)

EXHIBIT 3

(List here previous Inventions which you desire to have specifically excluded from the operation of this Agreement. Continue on reverse side if necessary.)